Exhibit 5.1

Opinion of Cooley Godward Kronish LLP

May 6, 2009

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Symyx Technologies, Inc. (the “Company”) of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,005,793 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) pursuant to its 1999 Employee Stock Purchase Plan (the “Shares”), in addition to shares previously registered.

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s certificate of incorporation and by-laws, as amended, the Company's 1999 Employee Stock Purchase Plan (the “1999 ESPP”), and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 1999 ESPP, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

By:	/s/ Brett D. White
Brett D. White